EXHIBIT 99

SENIOR EXECUTIVE OFFICER RECOUPMENT POLICY

In the event of a significant restatement of financial results, the Compensation and Leadership Development Committee of the Board will review all cash-based and equity-based incentive compensation paid to Executive Officers on the basis of having met or exceeded specific performance targets or goals for performance periods after June 30, 2006 pursuant to the Short Term Achievement Reward (STAR) annual incentive program and/or the Business Growth Program (BGP), a long-term incentive program, or any successor programs or plans or other cash-based or equity-based incentive compensation plans approved by the Board or the Compensation and Leadership Development Committee (collectively, “Compensation”).

If such Compensation would have been lower had it been calculated based on the restated results, the Compensation and Leadership Development Committee will, to the extent permitted by governing law, have the sole and absolute discretion and authority to seek to recoup for the benefit of the Company some or all such Compensation paid to some or all of the Executive Officers, regardless of the fault, misconduct or responsibility of any such executive officer in the restatement. For purposes of this policy, the term “significant restatement” means a restatement triggered by a material accounting error in previously issued financial statements, the term “Executive Officers” means the senior executive officers of the Company consisting of the Chief Executive, Vice-Chairs, Presidents, Global Function Heads, Senior Vice Presidents and equivalents who were in such positions at the time such Compensation deemed subject to recoupment was paid, and the term “Compensation” includes any amounts deferred pursuant to the terms of The Procter & Gamble Company Executive Deferred Compensation Plan. This policy is effective January 1, 2007.

This authority is in addition to the Compensation and Leadership Development Committee’s authority under The Procter & Gamble 2001 Stock and Incentive Compensation Plan (as amended) to suspend or terminate any outstanding stock option or stock appreciation right of a Participant if the Committee determines that the Participant has acted significantly contrary to the best interests of the Company or its subsidiaries. In addition, this does not affect the Company’s ability to pursue any and all available legal rights and remedies under governing law.